       As filed with the Securities and Exchange Commission on January 22, 1997.
                                                      Registration No. 333- ____
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              EMERGENT GROUP, INC.
                              --------------------
             (Exact name of registrant as specified in its charter)

          South Carolina                               57-0513287
   (State or other jurisdiction                     (I.R.S. Employer
of incorporation or organization)                 Identification No.)

                        15 SOUTH MAIN STREET, SUITE 750
                        GREENVILLE, SOUTH CAROLINA 29601

             -----------------------------------------------------
             (Address of principal executive offices --  Zip Code)

                              EMERGENT GROUP, INC.
                          EMPLOYEE STOCK PURCHASE PLAN
                            (Full Title of the plan)



                 JOHN M. STERLING, JR., CHIEF EXECUTIVE OFFICER
                              EMERGENT GROUP, INC.
                        15 SOUTH MAIN STREET, SUITE 750
                        GREENVILLE, SOUTH CAROLINA 29601
                    ---------------------------------------
                    (Name and address of agent for service)

                                 (864) 235-8056
         -------------------------------------------------------------
         (Telephone Number, including area code, of agent for service)

                                   Copies to:

                         WILLIAM P. CRAWFORD, JR., ESQ.
                     WYCHE, BURGESS, FREEMAN & PARHAM, P.A.
                     GREENVILLE, SOUTH CAROLINA 29602-0728
                           (864) 242-8200 (TELEPHONE)
                           (864) 235-8900 (FACSIMILE)


                        CALCULATION OF REGISTRATION FEE

=========================================================================================================================
                                                   Proposed Maximum         Proposed Maximum          Amount
Title of Each Class               Amount to        Offering Price           Aggregate                 of Registration
of Securities to be Registered    be Registered    Per Unit (1)             Offering Price (1)        Fee (1)
------------------------------------------------------------------------------------------------------------------------
Common Stock...........           200,000            $ 13.50                $2,700,000                 $818.18
========================================================================================================================

(1) Pursuant to Rule 457(h), the average of the high and low sales prices on January 17, 1997, on the Nasdaq National Market System, as reported in the Wall Street Journal, is used for purposes of calculating the registration fee.





                  The Exhibit Index Appears on Page 11 hereof

PART I:          INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.  Plan Information.

         Not included in this Registration Statement but provided or to be provided to Plan participants pursuant to Rule 428(b)(1).

Item 2. Registrant Information and Employee Plan Annual Information.

         Not included in this Registration Statement but provided or to be provided to Plan participants pursuant to Rule 428(b)(1).

PART II:         INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference.

         The following documents or portions thereof are hereby incorporated by reference:

         Emergent Group, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

         All other reports filed by Emergent Group, Inc. pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of Emergent Group, Inc.'s 1995 fiscal year.

         The description of Emergent Group, Inc.'s common stock contained in the registration statement on Form S-1 filed with the Securities and Exchange Commission on October 31, 1996, Commission File No. 333-12371.

All documents subsequently filed by Emergent Group, Inc. pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part thereof from the date of filing of such documents.

Item 4.          Description of Securities.

         Not applicable.


Item 5.          Interests of Named Experts and Counsel.

         The law firm of Wyche, Burgess, Freeman & Parham, P.A., located in Greenville, South Carolina, is counsel to the registrant in connection with this Registration Statement and has passed on certain aspects of the legality of the common stock covered hereby. As of January 14, 1997, attorneys of Wyche, Burgess, Freeman & Parham, P.A., may be deemed to beneficially own in the aggregate approximately 596,351 of the outstanding shares of common stock of the registrant.

Item 6.          Indemnification of Directors and Officers.

         Reference is made to other sections in Chapter 8, Article 5 of Title 33 of the 1976 Code of Laws of South Carolina, as amended (the "South Carolina Code"), which provides as follows:

                 Section 33-8-510. Authority to Indemnify.
                          (a) Except as provided in subsection (d), a
                 corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if: (1) he conducted himself in good faith; and (2) he reasonably believed: (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interest; and (ii) in all other cases, that his conduct was at least not opposed to its best interest; and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.
                 (b) A director's conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection (a)(2)(ii).
                 (c) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.
                 (d) A corporation may not indemnify a director under this section: (1) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (2) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.
                  (e) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.
                 Section 33-8-520. Mandatory Indemnification. Unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.
                 Section 33-8-530. Advance for Expenses. (a) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if: (1) the director furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct described in Section 33-8-510; (2) the director furnishes the corporation a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct; and (3) a determination is made that the facts then known to those making the determination would not preclude indemnification under this subchapter.
                 (b) The undertaking required by subsection (a)(2) must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.
                 (c) Determinations and authorizations of payments under this section must be made in the manner specified in Section 33-8-550.
                 Section 33-8-540. Court-Ordered Indemnification. Unless a corporation's articles of incorporation provide otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice the court considers necessary may order indemnification if it determines: (1) the director is entitled to mandatory indemnification under Section 33-8-520, in which case the court also shall order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification; or (2) the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he met the standard of conduct set forth in Section 33-8-510 or was adjudged liable as described in Section 33-8-510 (d), but if he was adjudged so liable his indemnification is limited to reasonable expenses incurred.
                 Section 33-8-550. Determination and Authorization of Indemnification. (a) A corporation may not indemnify a director under
         Section 33-8-510 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because he has met the standard of conduct set forth in Section 33-8-510.
                 (b) The determination must be made: (1) by the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding; (2) if a quorum cannot be obtained under subdivision (1), by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding; (3) by special legal counsel: (i) selected by the board of directors or its committee in the manner prescribed in item (1) or (2); or (ii) if a quorum of the board of directors cannot be obtained under subdivision (1) and a committee cannot be designated under subdivision (2), selected by majority vote of the full board of directors (in which selection directors who are parties may participate); or (4) by the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.
                 (c) Authorization of indemnification and evaluation as to reasonableness of expenses must be made in the same manner as the determination that indemnification is permissible, except that, if the determination is made by special legal counsel, authorization of indemnification and evaluation as to the reasonableness of expenses must be made by those entitled under subsection (b)(3) to select counsel.
                 Section 33-8-560. Indemnification of officers, employees, and agents. Unless a corporation's articles of incorporation provide otherwise: (1) an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 33-8-520, and is entitled to apply for court-ordered indemnification under Section 33-8-540, in each case to the same extent as a director; (2) the corporation may indemnify and advance expenses under this subchapter to an officer, employee, or agent of the corporation who is not a director to the same extent as to a director; and (3) a corporation also may indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.
                 Section 33-8-570. Insurance. A corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation, or who while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify him against the same liability under Section 33-8-510 or 33-8-520.

         Chapter 8, Article 5 of the South Carolina Code also permits a corporation to purchase and maintain insurance on behalf of a person who is or was an officer or director. The Company maintains directors' and officers' liability insurance.

         The Company's Bylaws provide that the Company shall, to the fullest extent permitted by Section 33-13-180 of the South Carolina Code from time to time, indemnify all persons whom it may indemnify pursuant thereto. The Company's Bylaws further provide that the Company may purchase insurance to effect such indemnification.

         Reference is made to Chapter 2 of Title 33 of the 1976 Code of Laws of South Carolina, as amended, respecting the limitation in a corporation's articles of incorporation of the personal liability of a director for breach of the director's fiduciary duty. Reference is made to the Company's Articles of Amendment filed with the South Carolina Secretary of State on May 26, 1989 which state:

         A director of the corporation shall not be personally liable to the corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not be deemed to eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved gross negligence, intentional misconduct, or a knowing violation of law, (iii) imposed under Section 33-8-330 of the South Carolina Business Corporation Act of 1988 (improper distribution to shareholder), or (iv) for any transaction from which the director derived an improper personal benefit.


Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8. Exhibits.

Exhibit
-------
4.1      Amended and Restated Articles of Incorporation dated September 20,
         1978: Incorporated by reference to Exhibit 3.1 of the Company's
         Registration Statement on Form S-1, Commission File No. 2-62723 (the
         "1978 Registration Statement").

4.2      Articles of Amendment as filed with the Secretary of State of South
         Carolina on June 5, 1984: Incorporated by reference to Item 6(a) of the
         Company's Quarterly Report on Form 10-Q for the quarter ended June 30,
         1984, Commission File No. 0-8909.

4.3      Articles of Amendment as filed with the Secretary of State of South
         Carolina on December 27, 1985: Incorporated by reference to Current
         Report on Form 8-K dated January 2, 1986, Commission File No. 0-8909.

4.4      Articles of Amendment as filed with the Secretary of State of South
         Carolina on August 23, 1991: Incorporated herein by reference to Quarterly Report on Form 10-Q for the quarter ended September 30, 1991,
         Commission File No. 0-8909.

4.5      Restated By-Laws: Incorporated by reference to Exhibit 3.2 of the 1978
         Registration Statement.

4.6      Amendment to Bylaws: Incorporated by reference to Quarterly Report on
         Form 10-Q for the quarter ended September 30, 1991, Commission File No.
         0-8909).

4.7      Articles of Amendment as filed with the Secretary of State of South
         Carolina on May 26, 1989: Incorporated by reference to Exhibit 4.8 of the Company's registration statement on Form S-8, Commission File No.
         333-07923.


4.8      Articles of Amendment as filed with the Secretary of State of South
         Carolina on June 14, 1995: Incorporated by reference to Exhibit 4.9 of the Company's registration statement on Form S-8, Commission File No.
         333-07923.

4.9      Articles of Amendment as filed with the Secretary of State of South
         Carolina on April 19, 1996: Incorporated by reference to Exhibit 3.1 in the Quarterly Report on Form 10-Q for the quarter ended March 31, 1996,
         Commission File No. 0-8909.

4.10     Form of Warrant: Incorporated herein by reference to the Company's
         Report on Form 10-K for the year ended December 31, 1985, File No.
         0-8909.

5.1 Opinion of Wyche, Burgess, Freeman & Parham, P.A. regarding legality of shares of the Company.

23.1     Consent of Elliot, Davis & Company, L.L.P.

23.2     Consent of Wyche, Burgess, Freeman & Parham, P.A.: contained in Exhibit
         5.1

24.1     Power of Attorney: contained on signature page.

99.1     Employee Stock Purchase Plan


ITEM 9: UNDERTAKINGS

(a)      The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of South Carolina, as of January 21, 1997.

                                       EMERGENT GROUP, INC.

                                  By:  /s/ John M. Sterling, Jr.
                                       -------------------------
                                       John M. Sterling, Jr.
                                       Chief Executive Officer



                                  By:  /s/ Kevin J. Mast
                                       ------------------------
                                       Kevin J. Mast
                                       Chief Financial Officer
                                       (principal financial and
                                       accounting officer)

                               POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John M. Sterling, Jr., Keith B. Giddens, Kevin J. Mast and Robert S. Davis, and each of them, as true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and the National Association of Securities Dealers, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated:


 Signature                             Title                                             Date
 ---------                             -----                                             ----

 /s/John M. Sterling, Jr.              Chairman of the Board of Directors; CEO           January 21, 1997
 -------------------------------       (principal executive officer)
 John M. Sterling, Jr.

 /s/Keith B. Giddens                   Director; President; Chief Operating Officer      January 21, 1997
 -------------------------------
 Keith B. Giddens

 /s/Robert S. Davis                    Director; Vice President - Administration         January 21, 1997
 -------------------------------
 Robert S. Davis

 /s/Clarence B. Bauknight              Director                                          January 21, 1997
 -------------------------------
 Clarence B. Bauknight

 /s/Jacob H. Martin                    Director                                          January 21, 1997
 -------------------------------
 Jacob H. Martin

 /s/Porter B. Rose                     Director                                          January 21, 1997
 -------------------------------
 Porter B. Rose

 /s/Buck Mickel                        Director                                          January 21, 1997
 -------------------------------
 Buck Mickel

 /s/Tecumseh Hooper. Jr.               Director                                          January 21, 1997
 -------------------------------
 Tecumseh Hooper, Jr.


                                                      EXHIBIT INDEX

Exhibit   Description
-------   -----------
4.1       Amended and Restated Articles of Incorporation dated September 20,
          1978: Incorporated by reference to Exhibit 3.1 of the Company's
          Registration Statement on Form S-1, Commission File No. 2-62723 (the
          "1978 Registration Statement").

4.2       Articles of Amendment as filed with the Secretary of State of South
          Carolina on June 5, 1984: Incorporated by reference to Item 6(a) of the Company's Quarterly Report on Form 10-Q for the quarter ended June
          30, 1984, Commission File No. 0-8909.

4.3       Articles of Amendment as filed with the Secretary of State of South
          Carolina on December 27, 1985: Incorporated by reference to Current
          Report on Form 8-K dated January 2, 1986, Commission File No. 0-8909.

4.4       Articles of Amendment as filed with the Secretary of State of South
          Carolina on August 23, 1991: Incorporated herein by reference to Quarterly Report on Form 10-Q for the quarter ended September 30,
          1991, Commission File No. 0-8909.

4.5       Restated By-Laws: Incorporated by reference to Exhibit 3.2 of the 1978
          Registration Statement.

4.6       Amendment to Bylaws: Incorporated by reference to Quarterly Report on
          Form 10-Q for the quarter ended September 30, 1991, Commission File
          No. 0-8909).

4.7       Articles of Amendment as filed with the Secretary of State of South
          Carolina on May 26, 1989: Incorporated by reference to Exhibit 4.8 of the Company's registration statement on Form S-8, Commission File No.
          333-07923.

4.8       Articles of Amendment as filed with the Secretary of State of South
          Carolina on June 14, 1995: Incorporated by reference to Exhibit 4.9 of the Company's registration statement on Form S-8, Commission File No.
          333-07923.

4.9       Articles of Amendment as filed with the Secretary of State of South
          Carolina on April 19, 1996: Incorporated by reference to Exhibit 3.1 in the Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, Commission File No. 0-8909.

4.10      Form of Warrant: Incorporated herein by reference to the Company's
          Report on Form 10-K for the year ended December 31, 1985, File No.
          0-8909.


5.1* Opinion of Wyche, Burgess, Freeman & Parham, P.A. regarding legality of shares of the Company.

23.1*     Consent of Elliot, Davis & Company, L.L.P.

23.2      Consent of Wyche, Burgess, Freeman & Parham, P.A.: contained in
          Exhibit 5.1

24.1      Power of Attorney: contained on signature page.

99.1*     Employee Stock Purchase Plan

*Filed herewith.